Exhibit 99.1
Earnings Call Transcript Q3/2008
FINAL-
RAE Systems Inc. (NYSE Alternext:RAE)
Q3 2008 Financial Release Conference Call
November 5, 2008, 1:30 p.m. PST
The Operator:
Ladies and Gentlemen, thank you for standing by. Welcome to the RAE Systems Inc. third quarter 2008 earnings conference call. (Caller Instructions — listen only mode, how to indicate for questions, reminder call is being recorded). I would now like to turn the call over to Bob Durstenfeld, Director of Investor Relations.
Mr. Bob Durstenfeld:
Thank you. Good afternoon and thank you for joining us today. With me today are Bob Chen, our Chief Executive Officer and Randy Gausman our Chief Financial Officer. If you have not seen this afternoon’s earnings release, it can be retrieved from our website at raesystems.com. If you would like a replay of this conference call, it can be retrieved two hours after this call from our website or from links in the call announcement.
I would like to remind you that the matters that we will be discussing today include forward-looking statements, as that term is used in Section 21E of the Securities Exchange Act of 1934, and as such, are subject to risks and uncertainties. Forward-looking statements may include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, general economic and industry factors and the receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at www.sec.gov or our website. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.
As a reminder, we will not be commenting on analyst models.
Today, Bob Chen will discuss our third quarter highlights, our outlook for the final quarter of 2008 and provide some initial comments about 2009. Randy Gausman will review the financial results for the third quarter ended September 30, 2008. Before the Question and Answer session, Bob Chen will provide a business summary.
I’ll now turn the call over the Bob Chen. Bob go ahead please...?
Mr. Bob Chen:
Thank you, Bob. Good afternoon and thank you for joining us for our conference call this afternoon.
Since I last spoke to you the world has changed.
These are very sobering times.
Although we have experienced a slow down in certain parts of our markets, we reported a profit in the third quarter. We are well positioned and continue to be globally competitive. We have a strong brand and leading edge products. We are a leader in wireless sensor technology. These all support our future growth plans, particularly in the global energy market.
The third quarter is seasonally a strong revenue quarter and this year followed suit; revenue for the third quarter of 2008 was 28.8 million dollars. This represents 14 percent growth over the third quarter of 2007,

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reflecting two large wins: one from the United States National Guard to equip 57 civil support teams with AreaRAE rapid deployment kits and RAELink3 portable data radio modems. The second order was from the Beijing International Airport for Radiation Portals and wireless toxic gas monitors to support the security efforts at the 2008 Beijing Olympics.
We also had key wins in other markets where we compete. In the energy market, our global marketing programs are delivering results. We gained traction in the Middle East with acceptance of the wireless AreaRAE system in the downstream oil and gas business. One example is Vopak, one of the largest independent storage tank service suppliers for crude oil and mineral products in Europe and the Middle East. They will use our wireless gas detection system to protect a storage tank farm at their Fujairah Terminal in the United Arab Emirates. Increased global awareness of Volatile Organic Compounds and the Benzene health and safety risks have also driven sales. For example, in Qatar, Kuwait and the United States, we sold our new UltraRAE 3000 benzene monitor, as well as the ToxiRAE PID.
In the Australian environmental market, we won a large order for the QRAE-2 for use in the detection of explosive gases in residential homes that were built on top of old landfills.
In the government market, which includes first responders, homeland security and military deployments, we sold equipment for both presidential nominating conventions, as well as sporting events and public safety use. In China, we received radiation and gas detection orders from six additional airports. In the United States, we delivered wireless devices to the US Army, secured orders from the Jacksonville, Florida Sheriffs Department, the State of South Carolina, the State of Rhode Island, and the Oakridge National Laboratory. In Europe, two municipalities in Spain adopted the MultiRAE Plus as their choice for toxic gas detection.
Our Fushun engineers have worked with the China Mine Safety regulators and passed the first set of tests on the digital mine command, control and communications system. We have invested significant effort in this “first of its kind” system. We are progressing with this project, but we have experienced some delays, as our engineers work with the regulators on long term reliability tests.
The expected growth in our coal mine safety business has not materialized this year and China’s G.D.P. growth has decreased from a high of 12 percent in mid-2007 to approximately 8 percent projected for the fourth quarter of this year and for 2009. In the fourth quarter of 2008, we are expecting less revenue contribution from our Asia region, including China; therefore, we are reducing our 2008 revenue guidance to be between 92 million and 94 million dollars.
As we look at 2009, we realize every region we serve is in a state of economic uncertainty. However, we believe our target markets; energy, industrial safety, environmental and government provides us with business diversity to partially mitigate the current economic situation. Our products are purchased to ensure safety and security and many are used to meet regulatory standards, so we expect our industrial safety and energy segments to continue to do well while the environmental and government markets will be reliant upon each region’s situation.
Based on our current world-wide economic view,
•	We expect the Americas will be driven by our continued growth in the energy sector and the continued adoption of our new products including MeshGuard. This new wireless product offers oil and gas exploration companies a time saving alternative to traditional hard wired or fixed gas detection systems. Some of our third and fourth quarter energy business was impacted by Hurricane Ike. This storm has delayed oil refinery plant turnarounds on the U.S. Gulf Coast from the third and fourth quarters of this year to the second and third quarters of 2009. We expect the government and industrial markets to remain flat.

•	In our Asia market, we expect industrial safety spending to be flat as China focuses on infrastructure projects and ongoing recovery from the massive earthquake. We see a desire in China to develop clean air standards nation wide. As a result, we expect some additional spending on environmental projects. Also, as China is becoming more urbanized, we are seeing

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increased investment in hazardous material management and response equipment for first responders.

•	In the rest of the world, we are seeing the adoption of wireless AreaRAE systems for confined space entry in all of the global oil production markets. We expect a continued mix of growth from the European, Middle East and Australian energy markets driven by our focused product offerings. We also expect softer foreign government spending.
With that I would now like to turn the call over to Randy Gausman for the financial update.
Randy, please go ahead.
Mr. Randy Gausman
Thank you, Bob.
Before I comment on the quarters financial results I want to update you on our internal investigation.
Earlier this year our internal audit department identified certain payments and gifts made by certain employees in our China operations that may have violated the Foreign Corrupt Practices Act, or FCPA. Following this discovery, the Audit Committee of our Board of Directors initiated an independent investigation. We recently made a voluntary disclosure to the United States Department of Justice (DOJ). We have also implemented additional policies and controls with respect to compliance with the FCPA. We are cooperating with the DOJ in connection with their reviews of this matter and are seeking to achieve a negotiated resolution of all matters pertaining to the transactions in question. The FCPA and related statutes and regulations provide for potential monetary penalties, criminal sanctions and in some cases debarment from doing business with the U.S. federal government in connection with FCPA violations. However, the final outcome of this or any future government investigation cannot be predicted with certainty. Any such matter could have a material adverse affect on the company’s business, financial condition, results of operation and future prospects.
Now I will turn my comments to the company’s third quarter financial results. Third quarter revenue was $28.8 million, increasing 14 percent, compared with $25.3 million in the same period in 2007, and increasing 17 percent, compared with $24.6 million for the second quarter of 2008. As Bob mentioned, the growth was due to the US National Guard and Beijing Airport Security orders. For the third quarter, the Americas contributed 45 percent of our total revenue, Asia contributed 41 percent and Europe contributed 14 percent.
Gross margin for the third quarter was 55 percent, compared with 53 percent for the same quarter of 2007. We expect our fourth quarter gross margin will be in the range of 50 to 55 percent.
Sales and marketing expenses were $5.2 million in the third quarter of 2008, or 18 percent of revenue compared with $6.0 million or 24 percent of revenue for the third quarter of 2007.
Third quarter research and development spending was $1.5 million, or 5 percent of revenue compared with $1.8 million or 7 percent of revenue for the third quarter of 2007.
G&A expenses were $7.7 million, which included $2.5 million related to our internal investigation, or 27 percent of revenue, compared with $4.3 million or 17 percent of revenue for the third quarter of 2007. We expect to incur additional expenses related to the investigation in the fourth quarter, but at this time we cannot predict with any certainty the amount of those expenses.
Overall, total operating expenses were $14.4 million or 50 percent of revenue, compared with $12.2 million or 48 percent of revenue for the third quarter of 2007. Even though we have incurred expenses related to the internal investigation, we will continue to remain focused on driving down our controllable operating expenses as a percent of total revenue.
For the third quarter, the net income was $554,000 or $0.01 per share compared with a net loss of $2.4

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million, or a loss of $0.05 per share for the third quarter of 2007.
Year-to-date revenue was $71.4 million and $63.3 million for the nine months ended September 30, 2008 and 2007, respectively. Our net loss for the nine months ended September 30, 2008 was $2.2 million or $0.04 per share, compared with a net loss of $7.2 million or $0.12 per share for the nine months ended September 30, 2007.
Focusing on the balance sheet, we had cash of $14.8 million at September 30, 2008 compared with $15.9 million at December 31, 2007.
▪	Cash provided by operating activities for the nine months ended September 30th was $2.3 million, which included $1.5 million of cash generated from operations adjusted for non-cash items and $3.1 million generated from working capital, partially offset by cash used in other operating activities of $2.3 million.

▪	Purchases of property and equipment for the nine month period was $1.0 million.

▪	Cash used in financing activities consisted of net payments on bank debt of $2.3 million and payments on notes payable to related parties of $0.7 million.
Accounts receivable at September 30th was $21.9 million compared with $22.7 million at December 31, 2007. DSOs were 80 days at quarter end, compared with 91 days at December 31, 2007.
Net inventory at September 30th was $20.2 million compared with $17.5 million at December 31, 2007. Inventory turn was 1.7 times in the third quarter compared with 2.3 times at December 31, 2007. This represents about 156 days of inventory compared with 157 days of inventory at December 31, 2007. The decline in inventory turns reflects lower than expected sales in our China operations.
Regarding our forward looking guidance, we now expect full year 2008 revenue to be in the range of $92 million to $94 million. Due to our lower revenue expectations and the continuing impact of our internal investigation, we expect to be unprofitable in the fourth quarter.
Now, I will turn the call back over to Bob Chen for his closing remarks.
Mr. Bob Chen
Thank you, Randy,
We have had successes and challenges this year.
Our third quarter 2008 revenue was 28.8 million dollars. Revenue improved by 14 percent compared with the same quarter in 2007.
We won a repeat and expanded order from the United States National Guard. This order further validates our technology deployment with federal, state and local first responders. The Beijing Airport order came out of security concerns for the 2008 Olympic Games. We were able to use our existing, off-the-shelf radiation and wireless technology to meet the delivery demands for this key customer. Both of these orders affirm our market position in wireless sensing systems for public safety and venue protection.
In Q3 we also had global key wins in the energy market.
We continue to focus on controlling expenses. We delivered ten new products this year. They position us with the strongest competitive offering in the wireless gas detection market.
We are well prepared to weather the current period of economic uncertainty and are poised for the next wave of economic growth.
I want to thank you for your ongoing support of our business.
I would now like to open the floor to questions.
Operator, please go ahead.
Q&A Session

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Operator
[Josh Perona], Morgan Keegan.
Josh Perona - Morgan Keegan — Analyst
Morgan Keegan here on the call for Brian Ruttenbur. I just had a few quick questions for you. Is the drop in revenue guidance all related to Asia, or you seeing that throughout the rest of the markets?
Randy Gausman - RAE Systems Inc. — CFO & VP
The drop in the guidance is primarily related to Asia as we indicated in our call. We have seen a slowdown in sales in China after the Olympics, and that is in part related to the slowdown in the Coal Mine Safety business, as well as in our gas detection business that is based out of Beijing.
Josh Perona - Morgan Keegan — Analyst
Alright. Thank you, guys. Also, can you go into some more details about the audit, the internal audit?
Randy Gausman - RAE Systems Inc. — CFO & VP
Well, there is not a lot more we can say beyond what we have said in our public disclosure and what we read today in our conference call comments. But this came out of an internal audit that we did earlier this year, and we found there were some potential violations of the FCPA.
As we indicated, we have voluntarily disclosed that to the Department of Justice. And at this point, we are now working with the Department of Justice to hopefully come to an amicable resolution of this matter. But, of course, it is difficult to say how long this will take. It could be a number of months, or it could be shorter. We just do not know because it’s now within the control of the Department of Justice.
Josh Perona - Morgan Keegan — Analyst
Okay. Thank you very much. Do you guys expect this to affect the business you’re doing in Asia right now much or —?
Randy Gausman - RAE Systems Inc. — CFO & VP
Well, it certainly has had an impact that is not unexpected. But we’re focused on working with our folks in Asia. In fact, we have been over there — I have been over there personally working with them to train them on these new policies we have referred to. And we believe in the short term there might be a hiccup, but in the long-term, we believe this will actually result in giving us a competitive advantage because our customers will know when they are doing business with RAE Systems, they are doing business with a Company that is in compliance with all the regulatory laws of the United States.
Josh Perona - Morgan Keegan — Analyst
Sure. Thank you for that. And then last, how long do you think this investigation will take you guys?
Randy Gausman - RAE Systems Inc. — CFO & VP
Again, it could be months. It is uncertain at this time to really give an accurate estimate.
Ken Liddy - Wachovia Securities — Analyst
Do you have any update on the Polimaster lawsuit?
Randy Gausman - RAE Systems Inc. — CFO & VP
Yes, that is still within the judicial system with the 9th Circuit Court of Appeals here in the Bay Area. As you know, we won the award, and that has been contested by Polimaster in the judicial system. And we hopefully will come to some resolution on this within the next 12 months or so.
Ken Liddy - Wachovia Securities — Analyst
At this time would the Company consider doing any type of stock buyback?
Randy Gausman - RAE Systems Inc. — CFO & VP
You know, we do not comment on those things. Right now — the resources we have are focused on weathering this economic period of uncertainty and riding this ship in terms of getting through this investigation. So at this time, we have no plans.
Ken Liddy - Wachovia Securities — Analyst
And as far as the cost of this investigation, you spent quite a bit of money already. Should we expect a comparable amount, or is the number going to reduce over time?

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Randy Gausman - RAE Systems Inc. — CFO & VP
Well, this is — we’re not completely in control of the process now that we have voluntarily disclosed to the Department of Justice, and it is really a difficult to make any accurate prediction. But we have incurred substantial expenses already in this — during this investigation, and we expect that most of that activity that we have incurred in terms of gathering data, evaluating data and then pulling together a report for the DOJ, most of that activity is behind us. Although growing forward, we’re probably still going to incur some additional expenses. That is why we have modified our fourth-quarter guidance for expenses. So we really cannot predict with any certainty what additional expenses we will incur.
Ken Liddy - Wachovia Securities — Analyst
Aside from the expenses from this investigation, operating expenses have come down a bit, and profitability was actually strong in the quarter. Do you expect — how much more do you expect to bring operating expenses down over the next few quarters?
Randy Gausman - RAE Systems Inc. — CFO & VP
Well, we’re right in the period right now, the fourth quarter is the period that we do our planning for 2009, and we have been very focused all year on controlling those expenses. We will continue to maintain that focus. We believe we are nowputting the investigation expenses aside — we believe we’re at an expense run-rate that will enable us to support large revenue growth in the future.
So we might be able to tweak a little bit here and there, and we’re certainly going to look at that. But I think the point we want to leave you with is that all of our expenses are very carefully monitored, and we try to — when we make decisions to make incremental investments, we evaluate those on a companywide basis so that when we deploy resources, we deploy them in the areas where we think we’re going to get the greatest return. So we have become a very expense-focused Company.
Ken Liddy - Wachovia Securities — Analyst
Your gross margin guidance, why the range of 50% to 55%?
Randy Gausman - RAE Systems Inc. — CFO & VP
Well, part of that has to do with the fact that in the third quarter with our gross margin of 55%, that, in part, reflects the higher margin related to the US National Guard, United States National Guard order. And since we’re not expecting an order like that in the fourth quarter, we could be seeing a little bit of a drop in the margin fourth quarter as compared with the third quarter.
Ken Liddy - Wachovia Securities — Analyst
How comfortable are you with your fourth-quarter and full-year guidance as far as revenue?
Randy Gausman - RAE Systems Inc. — CFO & VP
At this point I would say we’re quite confident.
Ken Liddy - Wachovia Securities — Analyst
Is there any upside to that number?
Randy Gausman - RAE Systems Inc. — CFO & VP
Well, certainly. There could be late in this month and in December, particularly in China.
Ken Liddy - Wachovia Securities — Analyst
And how much of an impact did the investigation have on revenues in China in the third quarter?
Randy Gausman - RAE Systems Inc. — CFO & VP
Well, we were successful with winning that Beijing order and six additional airport orders. It had some impact, but it is hard to make a definitive guess as to the exact impact. But we still were able to achieve some good new business related to those airport orders.
Ken Liddy - Wachovia Securities — Analyst
Could you give us a status update on the airport orders? I mean is China looking at other airports at this time?
Bob Chen - RAE Systems Inc. — Chairman, President & CEO
Yes, our radiation portal and also our wireless chemical detectors worked very well at the Beijing Olympics. Actually the government really liked the system and had almost no false alarms. So these

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products will be adopted for the public venue protection. The Shanghai’s Expo is coming, and we have secured orders for six additional airports. I believe this product will continue to be adopted for public venue protections in China.
Ken Liddy - Wachovia Securities — Analyst
When do you expect to realize the revenue from those six additional airports?
Randy Gausman - RAE Systems Inc. — CFO & VP
Part of that revenue was already realized in the third quarter.
Ken Liddy - Wachovia Securities — Analyst
How much per airport?
Randy Gausman - RAE Systems Inc. — CFO & VP
Well, they are varied by airport. It will depend upon the size of the airport and the amount of equipment that they purchased. Clearly the Beijing Airport order was the major order because obviously everybody that went to the Olympics actually walked through those portals that were deployed in the Beijing Airport. The other airports are smaller airports, so the amount of equipment that is deployed would be less.
Ken Liddy - Wachovia Securities — Analyst
And any visibility elsewhere, other parts of the country, of the world as far as with regards to this product?
Bob Chen - RAE Systems Inc. — Chairman, President & CEO
I think we have a historical track record of providing security screening equipment for prior Olympic Games, in Torino, Italy and Salt Lake City. So that is part of the reason we are being adopted by the National Olympic Committee for the Beijing Airport security. So I believe we have gained a reputation around the world that our system is suited — validated for the public venue protection.
Ken Liddy - Wachovia Securities — Analyst
Are you actively in negotiations with any other airports?
Bob Chen - RAE Systems Inc. — Chairman, President & CEO
It is a continued effort for us to pursue opportunities, any business opportunity around the world.
Randy Gausman - RAE Systems Inc. — CFO & VP
I will give you one little anecdote. One of — a company that we are aware of that is a European-based company, in the detection business primarily outside the United States. Their CEO actually when he went to the Beijing Olympics and when he walked into the airport, he walked through one of our portals, and he noticed our name on the portal itself and was quite impressed. And he turned to one of his operating guys and said, who are these guys? RAE? What is this equipment? Because he was not familiar with our equipment in that context. And he said, what are we doing in the radiation detection business in China? Because they have been trying to get into that business.
So one of the nice things about having our equipment there at the Beijing Airport was that it certainly put our brand clearly in front — upfront, and everybody that visited the Olympics, business people and politicians alike, saw our equipment and how it was being used. So hopefully that will pay off in dividends later in other countries with other large public venues.
Ken Liddy - Wachovia Securities — Analyst
Switching to the China mining fund, what is going on there? I mean it was a core part of your growth, and it does not seem like you’re seeing the funds.
Bob Chen - RAE Systems Inc. — Chairman, President & CEO
I think you have to realize that coal is like oil is one form of the energy. It is one of the major energy sources in China. And as the oil price drops, also coal prices drop a little bit. So the coal mine, they also experience a little bit of a drop on revenues. So the purchase of the equipment or the progress will slow down little bit.
However, we believe this is a temporary phenomenon, that just like oil price, we think that it will eventually go back to its normal range. And also wintertime is coming. The demand for coal for heating, for electricity will continue to increase demand in China. And also, coal is still a major energy source in China for the electricity. And we believe from all the analysis we have seen, China, even though under the current

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economic environment, they still predict about 8% GDP growth. So the coal demand will keep up at least through the GDP growth in China, and the coal mine accident continues to happen in China. We believe one, this a temporary dip. When the economics go back to normal order, we believe that primary demand will continue to be healthy for us.
Ken Liddy - Wachovia Securities — Analyst
I was reading this past week they are reopening some of the small mines that they have closed. I think there’s 2500.
Bob Chen - RAE Systems Inc. — Chairman, President & CEO
That is correct. That is absolutely correct. We’re following this. We have been not only working with the traditional, Chinese state-owned big coal mines, but we also work with an international joint venture large mine. And they also have a very high standard on the coal mine safety. So we have also been qualifying supply equipment to these big international coal mines.
Ken Liddy - Wachovia Securities — Analyst
Can you give us an update on your digital mine effort?
Bob Chen - RAE Systems Inc. — Chairman, President & CEO
I believe that the digital mines we have passed through the first test with the regulatory body. They like it. They will adopt it. However, this is the first of its kind. People like to have a little bit more data to deploy on to the mines. So we think this is a good deployment, and we just need a little more time to get reliable data to satisfy the regulatory agencies.
Ken Liddy - Wachovia Securities — Analyst
When you say a little bit more time, what kind of time are we talking about?
Bob Chen - RAE Systems Inc. — Chairman, President & CEO
Like Randy said, we’re dealing with the government. So we cannot predict with certainty.
Ken Liddy - Wachovia Securities — Analyst
Any type of guidance would be helpful. Put it this way, are you expecting to grow your China money revenues?
Randy Gausman - RAE Systems Inc. — CFO & VP
Well, this year the revenues are going to be probably flat compared with the prior year. We actually have gotten interest from another major mine as well on the digital product.
But as Bob indicated, because this product is quiet complex, it is in integration of several different systems that the regulators want to make sure that it is absolutely safe before it is deployed. Because, as you know, these are all underground mines in China.
But again, the fact that we have got a strong expression of interest from another major mine in China gives us comfort that it is the right product. It is just going to take some time to deploy.
I think it is safe to say that the regulatory hurdles that we’re looking at right now are not going to be long-term. I think we will deal with them fairly effectively. But whether it is a month or a number of months, it is just too uncertain at this time to really give you an accurate estimate.
Bob Chen - RAE Systems Inc. — Chairman, President & CEO
So, Ken, I want to also comment about consolidation of the closed small mines to the bigger mines. Also, we have seen orders from the Mine Administration Office in China. These bigger mines are now required to staff and equip their own self rescue team. This will also create a major demand for our safety equipment. So we have already been contacted to some of the mines to help them build up the mine rescue teams to equip them with the safety equipment.
Ken Liddy - Wachovia Securities — Analyst
Back to your operating expenses real quick, in the fourth quarter you are roughly expecting $21 million to $23 million or so in revenue. Your operating expenses have come down aside from this investigation. Asset levels with gross margins at or near where they were in the third quarter, will you get breakeven?

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Randy Gausman - RAE Systems Inc. — CFO & VP
Well, in the guidance we said, including the investigation —
Ken Liddy - Wachovia Securities — Analyst
Aside from the investigation?
Randy Gausman - RAE Systems Inc. — CFO & VP
Well, it is difficult to say because we don’t — at $20 million to $22 million or $23 million in revenue based on the analysis you did and a gross margin of between 50% and 55% in our operating expense, I mean I think you can figure that out for yourself. But you would have to make an assumption about operating — about the cost of the investigation, which we, frankly, are unable to give you an accurate estimate at this time.
Ken Liddy - Wachovia Securities — Analyst
I understand.
Randy Gausman - RAE Systems Inc. — CFO & VP
I think you can do the math.
Ken Liddy - Wachovia Securities — Analyst
And in 2009 are you expecting to be profitable?
Randy Gausman - RAE Systems Inc. — CFO & VP
In our conference call on the first quarter, we will give you an update on our guidance for 2009. We’re still in the process of pulling together our plan for 2009.
Operator
Gentlemen, there are no further questions. I would like to turn the call back to Bob Chen for his closing remarks.
Mr. Bob Chen
I would like to personally thank you for your participation today and your continued support of RAE Systems. I wish you all a pleasant holiday season and I look forward to speaking with you at our fourth quarter conference call in the first quarter of 2009.
Operator
Ladies and gentlemen, this concludes the third quarter 2007 earnings call for RAE Systems. Thank you for joining in.

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